EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-118905, 333-96889, 333-48560, 333-41648 and 333-88817) pertaining to the 1996 Stock Plan, 1999 Employee Stock Purchase Plan, 1999 Directors’ Stock Option Plan and 2000 Non-Executive Stock Option Plan of Foundry Networks, Inc. of our reports dated March 9, 2005, with respect to the consolidated financial statements and schedule of Foundry Networks, Inc., Foundry Networks, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Foundry Networks, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Palo Alto, California
March 9, 2005